UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 10, 2015

ScanSource, Inc.

(Exact Name of Registrant as Specified in Its Charter)

South Carolina	000-26926	57-0965380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Logue Court, Greenville, South Carolina 29615

(Address, Including Zip Code, of Principal Executive Offices)

(864) 288-2432

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 10, 2015, ScanSource, Inc. (the “Company”), together with its subsidiaries ScanSource Latin America, Inc., and ScanSource Europe, SPRL, (collectively, the “Borrowers”) entered into Amendment No. 2 (the “Amendment”) to its Amended and Restated Credit Agreement, dated October 11, 2011, with JPMorgan Chase Bank, N.A. individually and as Administrative Agent, and certain lenders named therein (as amended, the “Credit Agreement”). Terms not defined herein have the meaning given to them in the Amendment.

Among other things, the Amendment increases the limitation on the amount of Restricted Payments that the Company may make from 10% to 15% of its Tangible Net Worth. In addition, the Amendment expands the permissible investments, loans or advances that the Company may make under the Credit Agreement’s restrictions on Indebtedness and allows for certain transfers of Receivables as an exception to the Credit Agreement’s limitations on certain asset dispositions. The Amendment also makes other changes to definitions and similar provisions to implement the above mentioned revisions.

The Amendment keeps the existing interest rate spreads and commitment fees from the Company’s Credit Agreement.

The foregoing description is not complete and is qualified in its entirety by reference to the full and complete terms of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit

10.1	Amendment No. 2, dated as of December 10, 2015, to the Amended and Restated Credit Agreement, dated October 11, 2011 among ScanSource, Inc., and the subsidiary borrowers party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScanSource, Inc.

Date: December 10, 2015	By:	/s/ Charles A. Mathis
	Name:	Charles A. Mathis
	Its:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 2, dated as of December 10, 2015, to the Amended and Restated Credit Agreement, dated October 11, 2011 among ScanSource, Inc., and the subsidiary borrowers party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

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